Exhibit 10.30

May 23, 2021

Jane Chung, RPh

[Private Address]

Dear Jane:

We are pleased to offer you a position with Sutro Biopharma, Inc. (the “Company”), as Chief Commercial Officer, reporting to William Newell, Chief Executive Officer, effective August 1, 2021. The Company is excited to have you join our exceptional team and we look forward to a purposeful and productive relationship. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

1.
Compensation

a.
Base Pay. In this position you will earn an annual salary of $475,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Your base pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.
b.
Bonus Eligibility. In each calendar year during your employment with the Company, you will be eligible to receive an annual bonus dependent on performance objectives, which will be based on company objectives established by Sutro’s Board of Directors, in their discretion. Your target bonus will be up to forty percent (40%) of your base salary, assuming the achievement of such performance objectives as determined solely by the Company’s Board of Directors. You will be eligible for bonus consideration, with the beginning of the 2021 performance year. Any bonus that you earn will be paid to you within two and one-half (2-1/2) months of the end of the calendar year in which it is earned, and shall be paid in cash, less any usual, required withholding.
c.
Sign-on Bonus. You will receive an initial sign on bonus of $300,000, less applicable taxes, on the first payroll period following your start date. In addition, you will receive a bonus of $150,000, less applicable taxes on your first-year anniversary. These bonus payments will be fully repayable should you choose to leave the company prior to your second anniversary of employment.

2.
Stock Equity

a.
If you decide to join the Company, it will be recommended on the 15th of the month following your start date (or the first trading day following your start date), that the Company grant you an option to purchase 160,000 publicly traded shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as approved by the Company’s Board of Directors. Twenty-five percent (25%) of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the company. This option grant shall be subject to the terms and conditions of the company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. In addition to your option grant, you will receive a grant of 75,000 shares of Restricted Stock (RSU’s). This grant will vest annually, from your start date, over 4 years at the rate of 25% each year. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

3.
Housing Subsidy and Relocation

a.
Beginning with the commencement of your employment, Sutro we will provide you with a monthly housing subsidy. Here are the details of these allowances: Subject to your continuing employment with the Company, the Company will provide you with a four-year housing subsidy as follows, commencing on your first day of employment and payable on the first paycheck of each month, thereafter. This housing subsidy will be in the amount of $8,500 per month in years one and two and $6,500 a month in years three and four. This housing subsidy will be taxable income to you. The Company will engage with a relocation company who will work directly with you to manage the details of your move to the San Francisco Bay Area and will provide you with the assistance you may need in finding a residence in the San Francisco Bay Area. We will reimburse you for customary closing costs associated with the purchase of a residence within a commutable distance to South San Francisco. Sutro will provide a one-time tax gross up for your relocation related expenses incurred in conjunction with your move. This will include moving your household goods, storage of your household goods (as needed), and closing costs associated with the purchase of a residence in the San Francisco Bay Area.

4.
Employee Benefits

a.
Group Plans. As an employee, you will be eligible to receive certain employee benefits including health insurance, life insurance and disability insurance, with reasonable and customary coverages and deductibles or co-payments.
b.
Paid Time Off. Subject to the Company’s PTO Policy, you will be eligible for 20 days Paid Time Off (PTO), accrued on a monthly basis at the rate of 13.34 hours per month. You will also eligible for 9 paid holidays per year.
c.
401k. The Company will provide you with the opportunity to participate in the Sutro’s 401k plan. The plan will match 50% of your first 6% of contribution up to the IRS maximum deferral allowed. You are eligible to enroll the first of the month after your hire date and must be an active employee on 12/31 of the plan year to be eligible for the Company contribution.
d.
Employee Stock Purchase Program (ESPP). Eligible employees can acquire Sutro stock through after-tax payroll deductions at a discounted purchase price. Offering periods run for a six-month period and occur twice each year on March 15th and September 15th.

5.
Change of Control/Severance Eligibility

Effective with your first date of employment you will be a participant in Sutro’s Change of Control and Severance plan with the provisions provided under Tier 2 of the Plan. We have included a copy of the plan document for your reference.

6.
Additional Important Information

a.
At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

b.
Confidentiality & Arbitration Agreement. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

c.
Verification of Information. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

d.
Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

e.
No Conflicting Obligations. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

f.
General Obligations. As a Company employee, you will be expected to abide by the company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by June 4, 2021.

We look forward to your favorable reply and to working with you at Sutro Biopharma.

[signature page follows]

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.

Sincerely,

William J. Newell

CEO

ACCEPTED AND AGREED:

Signature:

Printed Name:

Date:

Enclosures:

Exhibit A: General Release of All Claims

Exhibit B: Section 409A Provisions

Sutro Severance and Change of Control Plan

Sutro Biopharma 2021 Benefits Guide

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

In consideration of the severance benefits to be provided to Jane Chung by Sutro Biopharma, Inc. (the “Company”), pursuant to the terms of the letter you entered into with the Company dated as of May 21, 2021 (the “Agreement”), you, on your own behalf and on behalf of your heirs, executors, administrators, and assigns, hereby fully and forever release and discharge the Company and its directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, stockholders, employee benefit plans and assigns (together called “the Releases’”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to your employment with the Company, including the termination of that employment.

Eight days after you sign (and do not revoke) this General Release of All Claims (“Release”), provided that it is not signed earlier than your cessation of employment, you will be entitled to the severance benefits or change of control benefits set forth in the Agreement, subject to any other requirements set forth therein or on Exhibit B thereto, that are conditioned on this Release.

You understand and agree that this Release is a full and complete waiver of all claims, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury, fraud or emotional distress and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1 963, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Family Medical Leave Act or any other federal or state law or regulation relating to employment or employment discrimination. You further understand and agree that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law.

You also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or you.

In addition, you hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

You agree to provide, at the Company’s expense, including reimbursement of your time and/or the reasonable fees and expenses of your counsel, reasonable cooperation and complete and accurate information to the Company (voluntarily, without requiring a subpoena or other compulsion of law) in the event of litigation against the Company and/or its officers or directors. You also agree that you will not assist any person in bringing or pursuing any claim or action of any kind against the Company, unless pursuant to subpoena or other compulsion of law.

This Release constitutes the entire agreement between you and Releases’ with regard to the subject matter of this Release. It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release except as otherwise set forth in the Agreement. However, this Release covers only those claims that arose prior to the execution of this Release. Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of the Agreement.

You understand that you have the right to consult with an attorney before signing this Release. You have 21 days after receipt of this Release to review and consider this Release, discuss it with an attorney of your own choosing, and decide to execute it or not execute it. You also understand that you may revoke this Release during a period of seven days after you sign it and that this Release will not become effective for seven days after you sign it (and then only if you do not revoke it). In any event, this Release is not to be signed, and will not become effective, prior to your cessation of employment. In order to revoke this Release, within seven days after you execute this Release you must deliver to William Newell, at the Company, a letter stating that you are revoking it.

You understand that if you choose to revoke this Release within seven days after you sign it, you will not receive the severance benefits set forth in the Agreement that are conditioned on this Release and the Release will have no effect.

You agree not to disclose to others the terms of this Release, except that you may disclose such information to your spouse and to your attorney or accountant in order for such attorney or accountant to render services to you related to this Release.

You state that before signing this Release, you:

•
Have read it,
•
Understand it,
•
Know that you are giving up important rights,
•
Are aware of your right to consult an attorney before signing it, and
•
Have signed it knowingly and voluntarily.

Date: By: Jane Chung

TO BE SIGNED UPON CESSATION OF EMPLOYMENT

EXHIBIT B

SECTION 409A

(a) Notwithstanding anything to the contrary in the letter, no Deferred Compensation Separation Benefits (as defined below) will become payable under the letter until you have a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed or final regulations and guidance promulgated thereunder (“Section 409”). Further, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), and the severance or other benefits payable to you, if any, pursuant to the letter, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first fifteen (15) months following your termination of employment will become payable on the first payroll date that occurs on or after the date NUMBER (#) months and one (I) day following the date of your termination of employment (or such later date as is required to avoid the imposition of additional tax under Section 409A). All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the fifteen (15) month anniversary of your termination (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the letter are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amount paid under the letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-l(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of section (a) above.

(c) Any amount paid under the letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-l(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of section (a) above. For purposes of this section (c), “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

(d) For purposes of Section 409A, any right to receive any installment payments pursuant to this letter will be treated as a right to receive a series of separate and distinct payments under Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.

(e) Reimbursement. To the extent that any taxable reimbursements of expenses or in kind benefits are provided, they shall be made in accordance with Section 409A, including, but not limited to the following provisions:

i) The amount of any such expense reimbursement or in-kind benefit provided during a service provider’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year;

ii) The reimbursement of the eligible expense shall be made no later than the last day of the service provider’s taxable year that immediately follows the taxable year in which the expense was incurred; and

iii) The right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the letter will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to the letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.